Exhibit 99.1

Contact:	Michael Schuh (425) 951-6788 EVC Group Anne Bugge (206) 972-0372

SONOSITE ANNOUNCES THIRD QUARTER 2003 RESULTS

Third Quarter Per Share Loss Reduced to $0.01 from loss of $0.17 in 2002

BOTHELL, WA, October 30, 2003 – SonoSite, Inc. (Nasdaq: SONO), a leading point-of-care ultrasound company, today announced increased revenue and gross margins as well as a reduced loss for the third quarter and nine months ended September 30, 2003.

As the Company previously projected in a news release issued on October 13, 2003, SonoSite reported third quarter revenue of $20.2 million, an increase of 10 percent, compared with $18.5 million for the third quarter of 2002. For the nine months of 2003, revenue grew 20 percent to $57.5 million compared with $47.9 million for the same period in the prior year.

The Company reported a net loss of $0.2 million, or $0.01 per share, versus a net loss of $2.4 million, or $0.17 per share, for the third quarter of 2002. Earnings per share results were modestly better than projected due to a favorable foreign exchange rate gain. For the nine months, the Company’s loss narrowed to $4.0 million, or $0.28 per share, versus a loss of $8.6 million, or $0.68 per share for the same period a year earlier. As of September 30, 2003, cash, cash equivalents and investments totaled $61.6 million.

Gross margins rose in the third quarter to 63.5 percent as compared with 59.5 percent for the comparable quarter of 2002. For the nine months of 2003, gross margins improved to 63.0 percent compared with 58.6 percent for the same period last year.

In the third quarter of 2003, U.S. revenue grew 22 percent and accounted for 67 percent of total sales, while revenue in Europe grew 27 percent, compared with the third quarter of 2002. As noted in the Company’s announcement on October 13, sales of the newly introduced Titan system accounted for 30 percent of third quarter revenue. As expected, revenue in Japan continued to negatively impact yearly comparisons with a revenue decline in Japan of 87 percent in the third quarter while ROW (rest-of-world) revenue was level with the prior year quarter.

“As we communicated earlier this month, an estimated $1 million in U.S. government orders was delayed in the third quarter due to year-end budget constraints,” said Kevin M. Goodwin, SonoSite President and CEO. “With the start of a new federal budget cycle, we have recaptured approximately half of the projected orders within the first month of the fourth quarter.”

Mr. Goodwin continued, “We believe that we are entering the year’s seasonally strongest quarter with good momentum. We are pleased with the market acceptance of our newly introduced Titan ultrasound system and are excited about the potential to broaden its footprint in U.S. and international markets with the added clinical capabilities offered by our 2.1 software release that is scheduled to begin shipping in December. We are seeing increasing evidence of acceptance and appreciation for the growing role of compact, point-of-care ultrasound in the delivery of cost-effective health care that we believe will offer us many growth opportunities as we move forward into 2004 and beyond.”

New Executive Appointments Announced

The Company also announced the promotions of Bradley G. Garrett to the new position of Chief Operating Officer and David G. Willis to the new position of Vice President of Product and Channel Management. As COO, Mr. Garrett will oversee product strategy, research and development, product management, manufacturing and service. As the executive in charge of manufacturing at SonoSite since 2000, Mr. Garrett has played an instrumental role in successfully managing the Company’s new product releases, ensuring product quality and reliability, and significantly increasing factory productivity.

Mr. Willis is a highly respected veteran in the industry and has held the position of Director of Product Marketing at SonoSite since 1999. Most recently, Mr. Willis was in charge of global product management for the successful Titan launch. In his new position, Mr. Willis will oversee a team of clinically skilled corporate marketing specialists aimed at accelerating sales execution.

“Both of these individuals bring a wealth of management and ultrasound experience and have already made major contributions to the Company,” Mr. Goodwin said. “This new organizational structure is targeted at increasing product development alignment with the marketplace and accelerating product introductions and sales execution.”

Guidance

The Company reiterated the guidance provided in its October 13 news release. Fourth quarter revenue is expected to grow approximately 30 percent over the third quarter of 2003. Gross margins should continue to increase to approximately 64 percent of revenues as compared with 60.3 percent in the fourth quarter of 2002. The Company expects to hold operating expenses approximately level with the prior year’s fourth quarter.

For the full year of 2004, the Company’s goal is to increase revenue by a minimum of 25 percent with gross margins of 64 to 65 percent. Operating expenses as a percentage of revenue should decline to approximately 58 to 60 percent.

Conference Call

SonoSite will host a conference call today to discuss its third quarter financial results at 1:30 p.m. (PST)/4:30 p.m. (EST). The call will be broadcast live via the “Investors” section of SonoSite’s website: http://investor.sonosite.com/medialist.cfm. A replay of the call will be available by dialing (888) 203-1112 or toll-free (719) 457-0820. Replay access will be available from October 30, 2003 at 4:30 p.m. (PST) until November 10, 2003 at midnight (PST). The confirmation code 668962 is required for replay access.

About SonoSite

SonoSite, Inc. (www.sonosite.com), headquartered in Bothell, WA, is a leader in the point-of-care ultrasound market. By working to develop products that maximize imaging performance while being convenient and flexible in design, SonoSite is creating new markets and removing barriers to the use of ultrasound across medicine. With over 12,000 units sold worldwide since 1999, SonoSite products have become known for exceptional durability with a high design value. The Company is dedicated to putting the power of its technology into the hands of trained health care professionals, allowing them to perform high quality imaging for faster, better-informed clinical decisions that enable earlier treatment and improved patient outcomes.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial and operations results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our new TITAN ultrasound systems in a timely manner to meet customer demand, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, regulatory changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, “Important Factors that May Affect Our Business, Our Results of Operating and Our Stock Price,” included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.

Selected Financial Information

Consolidated Statements of Operations

(in thousands except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$20,225	$18,468	$57,503	$47,911
Cost of revenue	7,391	7,485	21,252	19,824

Gross margin	12,834	10,983	36,251	28,087

Operating expenses:
Research and development	2,663	2,867	8,371	9,210
Sales and marketing	9,086	9,329	27,594	23,375
General and administrative	1,666	1,574	5,410	4,553

Total operating expenses	13,415	13,770	41,375	37,138

Other income, net	420	348	1,102	451

Net loss	$(161)	$(2,439)	$(4,022)	$(8,600)

Basic and diluted net loss per share	$(0.01)	$(0.17)	$(0.28)	$(0.68)

Weighted average common shares used in computing net loss per share	14,391	14,087	14,289	12,704

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$13,065	$26,381
Short-term investment securities	34,188	10,019
Accounts receivable, net	18,669	20,101
Inventories	14,700	11,787
Prepaid expenses and other current assets	1,883	1,339

Total current assets	82,505	69,627

Property and equipment, net	5,322	6,092
Investment securities	14,315	29,421
Other assets	971	737

Total assets	$103,113	$105,877

Accounts payable	$2,261	$4,310
Accrued expenses	5,785	5,404
Current portion of long-term obligations	124	136
Deferred revenue	3,319	3,072

Total current liabilities	11,489	12,922

Deferred rent	284	253
Long-term obligations, less current portion	—	88

Total liabilities	11,773	13,263

Shareholders’ equity:
Common stock and additional paid-in capital	179,512	177,149
Accumulated deficit	(89,654)	(85,632)
Accumulated other comprehensive income	1,482	1,097

Total shareholders’ equity	91,340	92,614

Total liabilities and shareholders’ equity	$103,113	$105,877